                                                                     Exhibit 6.6

                            INDEMNIFICATION AGREEMENT

            This INDEMNIFICATION AGREEMENT (this "Agreement") is made as of ____________, 200_, between SentiSearch, Inc., a Delaware corporation (the "Company"), and ______________ (collectively with such person's heirs, executors, administrators and other personal representatives, the "Indemnitee"), an officer or director of the Company.

            WHEREAS, the Board of Directors has concluded that Company's officers and directors should be provided with the maximum protection against risks relating to such positions in order to insure that the most capable persons will be attracted to such positions; and, therefore, has determined to contractually obligate itself to indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims lodged against such persons as a result of their service to the Company as provided in this Agreement;

            WHEREAS, applicable law empowers corporations to indemnify a person who serves as a director, officer, employee or agent of a corporation or a person who serves at the request of a corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise; and

            WHEREAS, the parties believe it appropriate to memorialize and reaffirm the Company's indemnification obligations to the Indemnitee and, in addition, to set forth the agreements contained herein.

            NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties agree as follows:

            1. Indemnification. (a) The Indemnitee shall be indemnified and held harmless by the Company against any judgments, penalties, fines, amounts paid in settlement and Expenses (as hereinafter defined) incurred in connection with any Proceeding (as hereinafter defined) to the maximum extent permitted by applicable law (including, without limitation, the General Corporation Law of the State of Delaware ("Delaware Law")) as in effect on the date hereof and to such greater extent as Delaware Law may hereafter from time to time permit. In addition, the Company agrees to advance to the Indemnitee Expenses incurred in connection with the foregoing. "Proceeding" includes, without limitation, any threatened, pending, or completed claim, action, suit, investigation, or proceeding, whether brought by or in the right of the Company or otherwise and whether of a civil, criminal, administrative, or investigative nature, including any Proceeding in which the Indemnitee may be or may have been involved as a party, witness, or otherwise, (i) by reason of the fact that the Indemnitee is or was a director or officer of the Company, (ii) by reason of the fact that the Indemnitee is or was a director or officer of any subsidiary or Affiliate (as defined below) of the Company, provided that the Indemnitee is or was serving as a director or officer of such subsidiary or Affiliate at the request of the Company, (iii) by reason of any actual or alleged error or misstatement or misleading statement made or suffered by the Indemnitee in his or her capacity as such director or officer, (iv) by reason of any action taken by him or her or of any inaction on his or her part in his or her capacity as such director or officer, or (v) by reason of the fact that he or she was serving at the request of the

Company as a director, trustee, officer, employee, manager or agent of another corporation, limited liability company, partnership, joint venture, employee benefit plan, trust, or other entity or enterprise; in all such instances set forth or contemplated by said subsections (i)-(v), whether relating to facts, actions or inactions occurring or in existence before or after the execution of this Agreement. As used in this Agreement, the term "other enterprise" shall include (without limitation) employee benefit plans and administrative committees thereof, and the term "fines" shall include (without limitation) any excise tax assessed with respect to any employee benefit plan. Any corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other entity or enterprise on behalf of which the Indemnitee may be deemed to be acting in connection with his or her service to the Company shall be entitled to the benefits of the indemnity provided for by this Agreement to the same extent and under the same conditions upon which the Indemnitee is entitled to such indemnity. As used in this Agreement, the term "Affiliate" shall include any corporation, limited liability company, partnership, joint venture, employee benefit plan, trust or other entity or enterprise affiliated with the Company.

                  (b) Except as otherwise expressly set forth in this Agreement, the termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself (i) adversely affect the rights of the Indemnitee to indemnification hereunder except as may be specifically provided herein, (ii) create a presumption that the Indemnitee did not act in good faith or in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or (iii) create a presumption that (with respect to any criminal action or proceeding) the Indemnitee had reasonable cause to believe that the Indemnitee's conduct was unlawful.

                  (c) For purposes of any determination of good faith hereunder, the Indemnitee shall be deemed to have acted in good faith if the Indemnitee's action is based on the records or books of account of the Company or an Affiliate, including financial statements, or on information supplied to the Indemnitee by the officers of the Company or an Affiliate in the course of their duties, or on the advice of legal counsel for the Company or an Affiliate or on information or records given or reports made to the Company or an Affiliate by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or an Affiliate. The provisions of this Section 1(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met any applicable standard of conduct required to be indemnified or exercise rights pursuant to this Agreement.

                  (d) The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company or an Affiliate shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

            2. Interim Expenses. Expenses (including attorneys' fees) incurred by the Indemnitee in connection with any Proceeding shall be paid by the Company in advance of the final disposition of such action, suit or Proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company hereunder. The advances shall be paid by the Company to or on behalf of the Indemnitee within ten (10) days following delivery of a written request for an advance by the Indemnitee to the Company. "Expenses" means all attorneys' fees and expenses, retainers, court costs, transcript costs, duplicating costs, fees of experts, fees of witnesses, travel expenses, printing and binding costs, telephone charges, postage and delivery fees, service fees, all other costs and expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating or being or preparing to be a witness in a Proceeding, and includes any fees, costs and expenses incurred in complying with requests of the Company or the Board of Directors under Section 7 or establishing and enforcing a right to indemnification under this Agreement; provided, however, that "Expenses" shall not include any judgments, penalties, fines or amounts paid in settlement of a Proceeding.

            3.    Exceptions to Indemnifications.

                  (a) Insurance. Notwithstanding the foregoing, indemnity pursuant to Sections 1 or 2 need not be paid by the Company if and then only to the extent that payment is actually made irrevocably and in cash to the Indemnitee under a valid and collectible insurance policy or under a valid and enforceable indemnity clause, bylaw or agreement.

                  (b) Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

                        (i) Claims Initiated by Indemnitee. To indemnify or advance expenses to the Indemnitee with respect to Proceedings or claims initiated or brought voluntarily by the Indemnitee and not by way of defense, unless (w) such indemnification is expressly required to be made by law, (x) the Proceeding was authorized by the Board, (y) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under the Delaware Law or (z) the Proceeding is brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 145 of the Delaware Law;

                        (ii) Derivative Suits. To indemnifiy the Indemnitee under this Agreement with respect to Proceedings or claims by or in the right of the Company as to which the Indemnitee shall have been finally adjudged to be liable to the Company by a court of competent jurisdiction unless and only to the extent that the court in which such Proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Indemnitee is fairly and reasonably entitled to indemnity for such amounts which the court shall deem proper;

                        (iii) Lack of Good Faith. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any Proceeding instituted by the Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous; or

                        (iv) Unauthorized Settlements. To indemnify the Indemnitee under this Agreement for any amounts paid in settlement of a Proceeding unless the Company consents to such settlement, which consent shall not be unreasonably withheld.

                  4. Notice of Claim. The Indemnitee, as a condition precedent to his or her right to be indemnified under this Agreement, under any statute, or under any provision of the Company's certificate of incorporation (the "Certificate") or the Company's bylaws (the "Bylaws") providing for indemnification, shall give to the Company notice in writing as soon as practicable of any claim made against him or her for which indemnity will or could be sought under this Agreement, but a failure to give such notice shall affect the obligations of the Company hereunder if and then only to the extent that the Company is actually and materially prejudiced thereby. Determination of the Indemnitee's entitlement to indemnification shall be made promptly, but in no event later than forty-five (45) days after receipt by the Company of the Indemnitee's written request for indemnification. Further, if the person or persons empowered pursuant to Section 5(a) hereof to make a required determination with respect to entitlement to indemnification shall have failed to make the requested determination within forty-five (45) days after receipt by the Company of such request, the requisite determination in favor of entitlement to indemnification shall be conclusively deemed to have been made and the Indemnitee shall be absolutely entitled to such indemnification, absent (i) misrepresentation by the Indemnitee of a material fact in the request for indemnification or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

                  5. Procedure After Notice of Claim.

                  (a) Upon notice by the Indemnitee for indemnification pursuant to Section 4 above, unless the Indemnitee has been successful on the merits in defense of any Proceeding or in defense of any claim, cause of action or allegation related to such Proceeding, a determination with respect to the Indemnitee's entitlement thereto shall be made in the specific case by one of the following methods, which shall be at the election of the Indemnitee: (i) by a majority vote of the Disinterested Directors (as defined below), (ii) by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, (iii) by the Independent Legal Counsel (as defined below) in a written opinion to the Board of Directors of the Company, a copy of which shall be delivered to the Indemnitee, or (iv) by approval of the stockholders of the Company. If it is so determined that the Indemnitee is entitled to indemnification, or the Indemnitee is otherwise entitled to indemnification, payment to the Indemnitee shall be made within thirty (30) days thereafter. The Indemnitee shall reasonably cooperate with the person, persons, or entity making such determination with respect to the Indemnitee's entitlement to indemnification, including providing to such person, persons, or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnitee and reasonably necessary to such determination. Any costs or expenses (including attorneys' fees and disbursements) incurred by the Indemnitee in so cooperating with the person, persons, or entity making such determination shall be borne by the Company (irrespective of the determination as to the Indemnitee's entitlement to indemnification) and the Company shall indemnify and hold the Indemnitee harmless therefrom unless a court of competent jurisdiction finds that each of the claims and/or defenses of the Indemnitee in any such Proceeding was frivoluous or made in bad faith. The burden of proving that the Indemnitee is not entitled to indemnification for any reason shall be upon the Company. It is the parties' intention that if the Company contests the Indemnitee's right to indemnification, the question of the Indemnitee's right to indemnification shall be for a court of competent jurisdiction to decide, and neither the failure of the Disinterested Directors (or committee thereof), the Independent Legal Counsel or the stockholders of the Company, as applicable, to have made a determination that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Disinterested Directors (or committee thereof), the Independent Legal Counsel or the stockholders of the Company, as applicable, that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has or has not met the applicable standard of conduct. To the extent deemed appropriate by a court of competent jursidiction, interest shall be paid by the Company to the Indemnitee at a reasonable interest rate for amounts which the Company indemnifies or is obliged to indemnify the Indemnitee for the period commencing with the date on which the Indemnitee requested indemnification (or reimbursement or advance of an Expense) and ending with the date on which such payment is made to the Indemnitee by the Company.

                  (b) In the event the determination of entitlement to indemnification is to be made by the Independent Legal Counsel pursuant to
Section 5(a) hereof, the Independent Legal Counsel shall be selected as provided in this Section 5(b). The Independent Legal Counsel shall be selected by the Indemnitee (unless the Indemnitee shall request that such selection be made by the Board of Directors of the Company), and the Indemnitee shall give written notice to the Company advising it of the identity of the Independent Legal Counsel so selected. If the Independent Legal Counsel is selected by the Board of Directors at the request of the Indemnitee, the Company shall give written notice to the Indemnitee advising him or her of the identity of the Independent Counsel so selected. In either event, the Indemnitee or the Company, as the case may be, may, within ten (10) days after such written notice of selection shall have been received, deliver to the Company or to the Indemnitee, as the case may be, a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Legal Counsel so selected does not meet the requirements of "Independent Legal Counsel" as defined below, and the objection shall set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected shall act as the Independent Legal Counsel. If such written objection is so made and substantiated, the Independent Legal Counsel so selected may not serve as the Independent Legal Counsel unless and until such objection is withdrawn or a court of competent jurisdiction has determined that such objection is without merit. If, within ten (10) days after the submission of a notice by the Indemnitee for indemnification in accordance with Section 5(a) hereof, the Indemnitee elects (in accordance with Section 5(a) hereof) that an Independent Legal Counsel shall make such determination and an Independent Legal Counsel shall not have been selected without objection, either the Company or the Indemnitee may petition a court of competent jurisdiction for resolution of any objection which shall have been made by the Company or the Indemnitee to the other's selection of the Independent Legal Counsel and/or for the appointment as the Independent Legal Counsel of a person selected by such court, and the person with respect to whom all objections are so resolved or the person so appointed shall act as the Independent Legal Counsel under Section 5(a) hereof. Upon the non-appealable judgment, on the merits, pursuant to any judicial proceeding, that a person selected to serve as Independent Legal Counsel does not meet the requirements of "Independent Legal Counsel", such person shall be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

                  (c) The Company shall pay the reasonable fees and expenses of the Independent Legal Counsel and shall fully indemnify and hold harmless such Independent Legal Counsel against any and all Expenses, claims, liabilities, and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

                  (d) As used herein, "Disinterested Director" shall mean a director of the Company who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

                  (e) As used herein, "Independent Legal Counsel" shall mean a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) the Company or the Indemnitee in any matter material to either such party (other than to perform duties in its capacity as Independent Legal Counsel under Section 5(a) of this Agreement), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term "Independent Legal Counsel" shall not include any person who, under the applicable standards of professional conduct then prevailing in the applicable jurisdiction, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee's rights under this Agreement.

                  (f) To the extent that a determination is made or deemed to have been made pursuant to the terms of this Section 5 that the Indemnitee is entitled to indemnification, the Company shall be bound by such determination in any judicial proceeding in the absence of (i) a misrepresentation of a material fact by the Indemnitee or (ii) a final judicial determination that all or any part of such indemnification is expressly prohibited by law.

                  6. Failure to Indemnify. (a) If a claim under this Agreement, under any statute, or under any provision of the Certificate or Bylaws providing for indemnification, is not paid in full by the Company promptly following a determination of entitlement to indemnification pursuant to Sections 4 and 5, the Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall also be entitled to be indemnified and paid by the Company for the Indemnitee's reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with successfully establishing the right to indemnification, in whole or in part, in any such action.

                  (b) It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that the Indemnitee has not met the standards of conduct that make it permissible under Delaware Law for the Company to indemnify the Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and the Indemnitee shall be entitled to receive interim payments of Interim Expenses pursuant to Section 2 hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists.

                  (c) In the event a determination has been made in accordance with the procedures set forth in Section 5 hereof, in whole or in part, that the Indemnitee is not entitled to indemnification, any adjudication referred to in
Section 6(a) hereof shall be de novo and the Indemnitee shall not be prejudiced by reason of any such prior determination that the Indemnitee is not entitled to indemnification, and the Company shall bear the burden of proof specified in
Section 5 hereof in such proceeding.

            7.    Certain Agreements of the Indemnitee.

                  (a) The Indemnitee agrees to cooperate with reasonable requests by the Board of Directors of the Company to enable the Company to coordinate the Indemnitee's defense with, if applicable, the Company's defense, provided, however, that the Indemnitee shall not be required to take any action that would in any way prejudice his or her defense or waive any defense or position available to him or her in connection with any action;

                  (b) If the Company has previously paid or advanced any Expenses of the Indemnitee in connection with any Proceeding, the Indemnitee agrees to cooperate with reasonable requests by the Board of Directors of the Company to subrogate to the Company any rights of recovery under insurance policies purchased by the Company or indemnities from third persons in favor of the Company;

                  (c) The Indemnitee agrees to be represented in any action by a law firm mutually acceptable to the Company and the Indemnitee; and

                  (d) The Indemnitee agrees to cooperate with the Company and its counsel and maintain any confidences revealed to him or her by the Company in connection with the Company's defense of any action. The Company agrees to cooperate with the Indemnitee and his or her counsel and maintain any confidences revealed to it by the Indemnitee in connection with the Indemnitee's defense of any action.

            8. Partial Indemnification. If the Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of Expenses, but not, however, for the total amount thereof, the Company shall nevertheless indemnify the Indemnitee for the portion of such Expenses to which the Indemnitee is entitled.

            9. Successors. This Agreement establishes contract rights that shall be binding upon, and shall inure to the benefit of, the successors, assigns, heirs and legal representatives of the parties hereto.

            10. Contract Rights Not Exclusive. The contract rights conferred by this Agreement shall be in addition to, but not exclusive of, any other right which the Indemnitee may have or may hereafter acquire under any statute, provision of the Certificate or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

            11. Notice Obligations. The Indemnitee shall give the Company notice of the institution of any investigation, claim, action, suit, or proceeding which is or may be subject to this Agreement and generally keep the Company informed of, and consult with the Company with respect to, the status of any such investigation, claim action, suit or proceeding. In addition, all notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed duly given on the date actual notice is received (including by facsimile or email). The address for notice to the Indemnitee is as provided on the signature page of this Agreement, or as subsequently modified by written notice, and for notice to the Company is at its corporate headquarters and directed to the corporate secretary (or such other designee as the Company shall designate in a notice to the Indemnitee).

            12. Severability. Should any provision or section of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions, sections and clauses of this Agreement shall remain fully enforceable and binding on the parties.

            13. Choice of Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the conflict of law provisions thereof.

            14. Continuation of Indemnification. The indemnification under this Agreement shall continue as to the Indemnitee even though he or she may have ceased to be a director, officer, employee and/or agent of the Company and shall inure to the benefit of the heirs, executors, administrators and personal representatives of the Indemnitee. The Company acknowledges that, in providing services to it, the Indemnitee is relying on this Agreement. Accordingly, the Company agrees that its obligations hereunder will survive (i) any actual or purported termination of this Agreement by the

Company or its successors or assigns whether by operation of law or otherwise,
(ii) any change in the Certificate or Bylaws and (iii) termination of the Indemnitee's services to the Company (whether such services were terminated by the Company or the Indemnitee), whether or not a claim is made or an action or Proceeding is threatened or commenced before or after the actual or purported termination of this Agreement, change in the Certificate or Bylaws or termination of the Indemnitee's services.

            15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument.

            16. Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

                                        SENTISEARCH, INC.

                                        By: ________________________________
                                        Name:
                                        Title:

                                        INDEMNITEE:

                                        ____________________________________
                                        Printed Name:

                                        Address: